Exhibit 10.18

AMENDMENT TO EBI UNIT AWARD AGREEMENT

Participant:

Number of EBI Units: Grant Date:

This Amendment ("Amendment") is effective as of the 1st day of March, 2018, and amends that certain EBI Unit Award Agreement between the Employee and FirstBank (the "Company") having the terms summarized above (the "EBI Unit Award Agreement"). Capitalized terms used but not otherwise defined in this Amendment have the meaning given to such terms in the EBI Unit Award Agreement.

The EBI Unit Award Agreement shall be amended as provided below. 1.Section 2 shall be amended by adding the following new subsection (h):

"Notwithstanding anything in this Agreement or the Plan to the contrary, if the Participant's employment is terminated without Cause, then the EBI Units shall become fully vested, and shall otherwise pay out in accordance with the terms of the Plan."

2.	Section 2(g) (as renumbered per the addition of new subsection (h) above) shall be deleted in its entirety and replaced with the following:

"g. Except as specifically provided in the Plan with respect to Retirement, death or Disability, or as provided herein with respect to the Participant's termination without Cause, no EBI Units that are unvested at termination of employment shall thereafter become vested."

3.	The EBI Unit Award Agreement, as modified by the terms of this Amendment, shall continue in full force and effect from and after the date of the adoption of this Amendment.

IN WITNESS WHEREOF, FirstBank, acting by and through its duly authorized officers, has caused this Amendment to be duly executed.

FIRSTBANK

By:	Christopher T. Holmes Its:President and CEO

LEGAL02/35 l 66968v I

Approved by Compensation Committee on 3.1.2018